Exhibit 99.1

REALOGY REPORTS FINANCIAL RESULTS
FOR FULL YEAR 2014

Residential Real Estate Leader Reports Revenue of $5.3 Billion, Net Income of $143 Million and Adjusted EBITDA of $779 Million in 2014

Company's Homesale Transaction Volume Increased 5% Year-over-Year
Compared to National Average of 1%

MADISON, N.J. (February 24, 2015) - Realogy Holdings Corp. (NYSE: RLGY), a global leader in residential real estate franchising and prominent provider of real estate brokerage, relocation, and title and settlement services, today reported financial results for the fourth quarter and year ended December 31, 2014, including the following highlights:

•	Fourth quarter 2014 revenue of $1.3 billion increased 3% compared to fourth quarter 2013, driven by higher transaction volume at RFG and NRT.

•	Fourth quarter 2014 Adjusted EBITDA(1) was $167 million, compared to $151 million a year ago, a year-over-year increase of 11%. Net income was $21 million for the quarter.

•	Net revenue for full year 2014 was $5.3 billion, up 1% compared to full year 2013.

•	Adjusted EBITDA for 2014 was $779 million, above the guidance range of $765 million to $775 million that the Company forecasted during its third quarter investor call.

•
Net income for full year 2014 was $143 million. 2014 adjusted net income(2) excluding the reversal of the income tax valuation allowance and loss on the early extinguishment of debt was $160 million, compared to 2013 adjusted net income of $137 million.

•	Basic earnings per share was $0.98 for the full year. Adjusted earnings per share(2) was $1.10, compared to 2013 adjusted earnings per share of $0.94.

•	Realogy generated $367 million of free cash flow(1) for the full year, or $2.51 per share.

•
For 2014, Realogy's company-owned (NRT) and franchise (RFG) business segments' combined homesale transaction volume (transaction sides multiplied by average sale price) increased by 5% compared to 2013. RFG and NRT reported average homesale price increases of 7% and 6%, year-over-year while homesale transactions declined 2% and 3%, respectively. Realogy's overall 5% increase in homesale transaction volume compared favorably with the National Association of Realtors' national average of 1% volume growth in 2014.

"Last year, on a combined basis, Realogy's affiliated brokers and agents were responsible for closing approximately $420 billion of homesale transactions," said Richard A. Smith, Realogy's chairman, chief executive officer and president. "Realogy was involved in approximately 27% of U.S. existing homesale transaction volume involving a real estate brokerage firm -- a full percentage point gain in market penetration compared to 2013. The key contributors to our market penetration increase were our relative strength at the high end of the housing market and our ongoing growth initiatives."

(1) See Table 8 for definitions of these non-GAAP financial measures and Tables 5a, 5b, 6 and 7 for reconciliations of these non-GAAP financial measures to their most comparable GAAP terms. (2) See Table 1a for detail of adjustments.

Realogy Reports Financial Results for Full Year 2014                        2

Smith continued, "Looking ahead, we are encouraged by the more than 1.6 million new household formations reported by the U.S. Census Bureau last year, which we believe supports an increase in long-term demand for housing."
At Cartus, the Company's relocation services segment, initiations for 2014 increased 3% and brokerage referrals increased 6% compared to 2013. At TRG, the company's title and settlement services segment, purchase unit volume decreased 2% year over year, which was consistent with NRT homesale transaction declines, however, TRG's average fee per transaction improved 18% due to a shift in the mix of business to home purchase transactions from refinancing transactions. TRG's refinance title and closing units decreased 64% in 2014 compared to 2013, which was expected given lower refinancing trends across the industry.
"Realogy generated $367 million of free cash flow in 2014 which reflects a $63 million, or 20%, reduction in cash interest expense as a result of refinancing activity," said Anthony E. Hull, executive vice president, chief financial officer and treasurer. "We expect to continue to generate significant cash flow due to the operating characteristics of Realogy's business. In addition, we expect cash flow in future periods will be enhanced by the utilization of our $2 billion net operating loss balance and related minimal cash taxes as well as our deleveraging and related lower cash interest requirements."
Hull continued: "For the first quarter of 2015, based on our closed and open sales activity in January and February, we expect homesale sides to be up 2% to 4% year-over-year, and average sale price to increase 3% to 5% on a combined basis. As a result, we expect to see homesale transaction volume gains in the range of 5% to 9% year-over-year for RFG and NRT combined for the first quarter."
The Company ended the year with a cash and cash equivalents balance of $313 million and no outstanding borrowings under its revolving credit facility. Total long-term corporate debt, including the short term portion, net of cash and cash equivalents totaled $3,597 million at December 31, 2014.
A consolidated balance sheet is included as Table 2 of this press release.
Investor Conference Call
Today, February 24, at 8:30 a.m. (EST), Realogy will hold a conference call via webcast to review its full year 2014 results. The call will be hosted by Richard A. Smith, chairman, chief executive officer and president, and Anthony E. Hull, executive vice president, chief financial officer and treasurer, and will conclude with an investor Q&A period with management.
Investors may access the conference call live via webcast at www.realogy.com under "Investors" or by dialing (888) 895-3527 (toll free); international participants should dial (706) 679-2250. Please dial in at least 5 to 10 minutes prior to start time. A webcast replay also will be available from February 24 through March 10, 2015.
About Realogy Holdings Corp.
Realogy Holdings Corp. (NYSE: RLGY) is a global leader in residential real estate franchising and brokerage with many of the best-known industry brands including Better Homes and Gardens® Real Estate, CENTURY 21®, Coldwell Banker®, Coldwell Banker Commercial®, The Corcoran Group®, ERA®, and Sotheby's International Realty®, as well as ZipRealty®, its technology-focused brand.  Collectively, Realogy's franchise system members operate approximately 13,500 offices with more than 251,300 independent sales associates conducting business in 104 countries and territories around the world.  NRT LLC, Realogy’s company-owned real estate brokerage, is the largest residential brokerage company in the United States, operates under several of Realogy’s brands and also provides related residential real estate services. The Company also owns Cartus, a prominent worldwide provider of relocation services to corporate and affinity clients, and Title Resource Group, a leading provider of title, settlement and underwriting services.  Realogy is headquartered in Madison, New Jersey.

Realogy Reports Financial Results for Full Year 2014                        3

Forward-Looking Statements
Certain statements in this press release constitute "forward-looking statements." Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Realogy Holdings Corp. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words "believes", "expects", "anticipates", "intends", "projects", "estimates" and "plans" and similar expressions or future or conditional verbs such as "will", "should", "would", "may" and "could" are generally forward-looking in nature and not historical facts. Any statements that refer to expectations or other characterizations of future events, circumstances or results are forward-looking statements.
Various factors that could cause actual future results and other future events to differ materially from those estimated by management include, but are not limited to: adverse developments or the absence of sustained improvement in general business, economic and political conditions; adverse developments or the absence of improvement in the residential real estate markets including but not limited to the lack of sustained improvement in the number of home sales and/or stagnant or declining home prices, low levels of consumer confidence, the impact of slow economic growth or future recessions and related high levels of unemployment in the U.S. and abroad, continued low inventory levels, renewed high levels of foreclosures, seasonal fluctuations in the residential real estate brokerage business, and increasing mortgage rates and down payment requirements and/or constraints on the availability of mortgage financing; the Company's geographic and high-end market concentration, particularly with respect to its Company-owned brokerage operations; the Company's failure to enter into or renew franchise agreements or maintain its brands; risks relating to our outstanding debt and interest obligations; variable rate indebtedness which subjects the Company to interest rate risk; the Company's inability to access capital; the Company's inability to realize the benefits from acquisitions, including the 2014 acquisition of ZipRealty, Inc.; any outbreak or escalation of hostilities on a national, regional or international basis; government regulation as well as legislative, tax or regulatory changes that would adversely impact the residential real estate market, including but not limited to potential reform of the financing of the U.S. housing and mortgage markets and/or the Internal Revenue Code and changes in state or federal employment laws or regulations that would require classification of independent contractor sales associates to employee status, and wage and hour regulations; the Company's inability to sustain improvements in its operating efficiency; and the final resolution or outcomes with respect to Cendant's (our former parent) remaining contingent liabilities.
Consideration should be given to the areas of risk described above, as well as those risks set forth under the headings "Forward-Looking Statements" and "Risk Factors" in our filings with the Securities and Exchange Commission, including our Quarterly Reports filed on Form 10-Q for the quarters ended March 31, 2014, June 30, 2014 and September 30, 2014, and our Annual Report on Form 10-K for the year ended December 31, 2013, and our other filings made from time to time, in connection with considering any forward-looking statements that may be made by us and our businesses generally. Except for our ongoing obligations to disclose material information under the federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless we are required to do so by law.
This release includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, important information regarding such measures is contained in the Tables attached to this release.

Realogy Reports Financial Results for Full Year 2014                        4

Investor Contacts:	Media Contact:
Alicia Swift	Mark Panus
(973) 407-4669	(973) 407-7215
alicia.swift@realogy.com	mark.panus@realogy.com

Jennifer Pepper
(973) 407-7487
jennifer.pepper@realogy.com

Realogy Reports Financial Results for Full Year 2014                        5

Table 1

REALOGY HOLDINGS CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	For the Year Ended December 31,
	2014	2013	2012
Revenues
Gross commission income	$4,028	$3,946	$3,428
Service revenue	802	867	821
Franchise fees	333	322	271
Other	165	154	152
Net revenues	5,328	5,289	4,672
Expenses
Commission and other agent-related costs	2,755	2,691	2,319
Operating	1,350	1,371	1,313
Marketing	214	199	190
General and administrative	293	327	327
Former parent legacy costs (benefit), net	(10)	(4)	(8)
Restructuring costs, net	(1)	4	12
Depreciation and amortization	190	176	173
Interest expense, net	267	281	528
Loss on the early extinguishment of debt	47	68	24
IPO related costs for Convertible Notes	—	—	361
Other (income)/expense, net	(2)	1	(4)
Total expenses	5,103	5,114	5,235
Income (loss) before income taxes, equity in earnings and noncontrolling interests	225	175	(563)
Income tax expense (benefit)	87	(242)	39
Equity in earnings of unconsolidated entities	(9)	(26)	(62)
Net income (loss)	147	443	(540)
Less: Net income attributable to noncontrolling interests	(4)	(5)	(3)
Net income (loss) attributable to Realogy Holdings	$143	$438	$(543)

Earnings (loss) per share attributable to Realogy Holdings:
Basic earnings (loss) per share	$0.98	$3.01	$(14.41)
Diluted earnings (loss) per share	$0.97	$2.99	$(14.41)
Weighted average common and common equivalent shares of Realogy Holdings outstanding:
Basic	146.0	145.4	37.7
Diluted	147.2	146.6	37.7

Realogy Reports Financial Results for Full Year 2014                        6

Table 1a

REALOGY HOLDINGS CORP.
Adjusted Net Income (Loss) and Adjusted Earnings (Loss) Per Share
(In millions, except per share data)

	For The Year Ended December 31,
	2014	2013	2012
Net income (loss) attributable to Realogy Holdings	$143	$438	$(543)
Addback:
Loss on the early extinguishment of debt, net of tax	28	40	24
Reversal of the income tax valuation allowance	(11)	(341)	—
Adjusted net income (loss) attributable to Realogy Holdings	$160	$137	$(519)

Adjusted earnings (loss) per share
Basic earnings (loss) per share:	$1.10	$0.94	$(13.77)
Diluted earnings (loss) per share:	$1.09	$0.93	$(13.77)

Weighted average common and common equivalent shares outstanding:
Basic:	146.0	145.4	37.7
Diluted:	147.2	146.6	37.7

Adjusted net income (loss) is defined by us as net income before loss on the early extinguishment of debt and the reversal of the income tax valuation allowance. Adjusted earnings per share is Adjusted net income divided by the weighted average common and common equivalent shares outstanding. We present Adjusted net income and Adjusted earnings per share because we believe these measures are useful as supplemental measures in evaluating the performance of our operating businesses and provides greater transparency into our results of operations.

Realogy Reports Financial Results for Full Year 2014                        7

Table 2

REALOGY HOLDINGS CORP.
CONSOLIDATED BALANCE SHEETS
(In millions, except share data)

	December 31, 2014	December 31, 2013

ASSETS
Current assets:
Cash and cash equivalents	$313	$236
Trade receivables (net of allowance for doubtful accounts of $27 and $37)	116	121
Relocation receivables	297	270
Deferred income taxes	180	186
Other current assets	120	104
Total current assets	1,026	917
Property and equipment, net	233	205
Goodwill	3,477	3,335
Trademarks	736	732
Franchise agreements, net	1,495	1,562
Other intangibles, net	341	365
Other non-current assets	230	210
Total assets	$7,538	$7,326

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$128	$123
Securitization obligations	269	252
Due to former parent	51	63
Current portion of long-term debt	19	19
Accrued expenses and other current liabilities	411	454
Total current liabilities	878	911
Long-term debt	3,891	3,886
Deferred income taxes	350	337
Other non-current liabilities	236	179
Total liabilities	5,355	5,313
Commitments and contingencies
Equity:
Realogy Holdings preferred stock: $.01 par value; 50,000,000 shares authorized, none issued and outstanding at December 31, 2014 and December 31, 2013.	—	—
Realogy Holdings common stock: $.01 par value; 400,000,000 shares authorized, 146,382,923 shares outstanding at December 31, 2014 and 146,125,337 shares outstanding at December 31, 2013.	1	1
Additional paid-in capital	5,677	5,635
Accumulated deficit	(3,464)	(3,607)
Accumulated other comprehensive loss	(35)	(19)
Total stockholders' equity	2,179	2,010
Noncontrolling interests	4	3
Total equity	2,183	2,013
Total liabilities and equity	$7,538	$7,326

Realogy Reports Financial Results for Full Year 2014                        8

Table 3a

REALOGY HOLDINGS CORP.
2014 KEY DRIVERS

	Quarter Ended				Year Ended
	March 31, 2014	June 30, 2014	September 30, 2014	December 31, 2014	December 31, 2014
Real Estate Franchise Services (a)
Closed homesale sides	203,972	293,450	306,338	261,578	1,065,339
Average homesale price	$236,711	$252,606	$255,780	$251,539	$250,214
Average homesale broker commission rate	2.53%	2.53%	2.51%	2.52%	2.52%
Net effective royalty rate	4.49%	4.46%	4.49%	4.52%	4.49%
Royalty per side	$282	$297	$301	$299	$296
Company Owned Real Estate Brokerage Services
Closed homesale sides	56,685	87,803	89,472	74,372	308,332
Average homesale price	$489,053	$511,969	$498,650	$498,276	$500,589
Average homesale broker commission rate	2.50%	2.47%	2.46%	2.45%	2.47%
Gross commission income per side	$13,041	$13,335	$12,985	$12,888	$13,072
Relocation Services
Initiations	37,898	51,306	44,019	37,987	171,210
Referrals	16,496	27,346	29,259	23,654	96,755
Title and Settlement Services
Purchase title and closing units	20,775	33,104	32,355	26,840	113,074
Refinance title and closing units	7,199	6,410	6,520	7,400	27,529
Average fee per closing unit	$1,715	$2,013	$1,956	$1,770	$1,780
_______________

(a)	Includes all franchisees except for our Company Owned Real Estate Brokerage Services segment.

Realogy Reports Financial Results for Full Year 2014                        9

Table 3b

REALOGY HOLDINGS CORP.
2013 KEY DRIVERS

	Quarter Ended				Year Ended
	March 31, 2013	June 30, 2013	September 30, 2013	December 31, 2013	December 31, 2013
Real Estate Franchise Services (a)
Closed homesale sides	209,779	302,420	315,432	255,793	1,083,424
Average homesale price	$210,919	$236,590	$240,408	$237,776	$233,011
Average homesale broker commission rate	2.56%	2.55%	2.53%	2.53%	2.54%
Net effective royalty rate	4.57%	4.51%	4.46%	4.44%	4.49%
Royalty per side	$258	$281	$281	$278	$276
Company Owned Real Estate Brokerage Services
Closed homesale sides	58,060	92,878	93,083	72,619	316,640
Average homesale price	$427,812	$478,280	$475,823	$490,666	$471,144
Average homesale broker commission rate	2.52%	2.49%	2.49%	2.49%	2.50%
Gross commission income per side	$11,630	$12,598	$12,527	$12,856	$12,459
Relocation Services
Initiations	35,951	51,311	42,788	35,655	165,705
Referrals	15,677	26,258	28,406	21,032	91,373
Title and Settlement Services
Purchase title and closing units	21,506	34,157	33,540	26,369	115,572
Refinance title and closing units	24,500	23,123	17,625	10,948	76,196
Average price per closing unit	$1,322	$1,490	$1,579	$1,649	$1,504
_______________

(a)	Includes all franchisees except for our Company Owned Real Estate Brokerage Services segment.

Realogy Reports Financial Results for Full Year 2014                        10

Table 4a
REALOGY HOLDINGS CORP.
SELECTED 2014 FINANCIAL DATA
(In millions)

	For the Three Months Ended				For the Year Ended
	March 31, 2014	June 30, 2014	September 30, 2014	December 31, 2014	December 31, 2014
Net revenues (a)
Real Estate Franchise Services	$144	$196	$199	$177	$716
Company Owned Real Estate Brokerage Services	750	1,182	1,175	971	4,078
Relocation Services	86	107	125	101	419
Title and Settlement Services	81	108	111	98	398
Corporate and Other	(54)	(81)	(79)	(69)	(283)
Total Company	$1,007	$1,512	$1,531	$1,278	$5,328

EBITDA (b)
Real Estate Franchise Services	$79	$137	$136	$111	$463
Company Owned Real Estate Brokerage Services	(20)	91	93	29	193
Relocation Services	7	26	47	22	102
Title and Settlement Services	(5)	17	15	9	36
Corporate and Other	(25)	(33)	(18)	(31)	(107)
Total Company	$36	$238	$273	$140	$687
Less:
Depreciation and amortization	46	46	48	50	190
Interest expense, net	70	73	54	70	267
Income tax expense (benefit)	(34)	51	71	(1)	87
Net income (loss) attributable to Realogy Holdings	$(46)	$68	$100	$21	$143
_______________

(a)
Transactions between segments are eliminated in consolidation. Revenues for the Real Estate Franchise Services segment include intercompany royalties and marketing fees paid by the Company Owned Real Estate Brokerage Services segment of $54 million, $81 million, $79 million and $69 million for the three months ended March 31, 2014, June 30, 2014, September 30, 2014 and December 31, 2014, respectively. Such amounts are eliminated through the Corporate and Other line.

Revenues for the Relocation Services segment include $7 million, $12 million, $13 million and $10 million of intercompany referral commissions paid by the Company Owned Real Estate Brokerage Services segment during the three months ended March 31, 2014, June 30, 2014, September 30, 2014 and December 31, 2014, respectively. Such amounts are recorded as contra-revenues by the Company Owned Real Estate Brokerage Services segment.

(b)
The three months ended March 31, 2014 includes $10 million related to the loss on early extinguishment of debt, $1 million related to the Phantom Value Plan and $1 million of former parent legacy costs.

The three months ended June 30, 2014 includes $17 million related to the loss on early extinguishment of debt and $1 million related to the Phantom Value Plan.
The three months ended September 30, 2014 includes a net benefit of $2 million of former parent legacy items and the reversal of prior year restructuring of $1 million.
The three months ended December 31, 2014 includes $20 million related to loss on early extinguishment of debt and a net benefit of $9 million of former parent legacy items.

Realogy Reports Financial Results for Full Year 2014                        11

Table 4b
REALOGY HOLDINGS CORP.
SELECTED 2013 FINANCIAL DATA
(In millions)

	For the Three Months Ended				For the Year Ended
	March 31,	June 30,	September 30,	December 31,	December 31,
	2013	2013	2013	2013	2013
Net revenues (a)
Real Estate Franchise Services	$135	$193	$193	$169	$690
Company Owned Real Estate Brokerage Services	686	1,182	1,178	944	3,990
Relocation Services	87	108	127	97	419
Title and Settlement Services	100	130	134	103	467
Corporate and Other	(51)	(80)	(79)	(67)	(277)
Total Company	$957	$1,533	$1,553	$1,246	$5,289

EBITDA (b)
Real Estate Franchise Services	$72	$133	$133	$110	$448
Company Owned Real Estate Brokerage Services	(8)	102	91	21	206
Relocation Services	10	27	45	22	104
Title and Settlement Services	4	20	17	9	50
Corporate and Other	(15)	(78)	(50)	(12)	(155)
Total Company	$63	$204	$236	$150	$653
Less:
Depreciation and amortization	42	44	44	46	176
Interest expense, net	89	67	74	51	281
Income tax expense (benefit)	7	9	9	(267)	(242)
Net income (loss) attributable to Realogy Holdings	$(75)	$84	$109	$320	$438
_______________

(a)
Transactions between segments are eliminated in consolidation. Revenues for the Real Estate Franchise Services segment include intercompany royalties and marketing fees paid by the Company Owned Real Estate Brokerage Services segment of $51 million, $80 million, $79 million and $67 million for the three months ended March 31, 2013, June 30, 2013, September 30, 2013 and December 31, 2013, respectively. Such amounts are eliminated through the Corporate and Other line.

Revenues for the Relocation Services segment include $8 million, $12 million, $14 million and $9 million of intercompany referral commissions paid by the Company Owned Real Estate Brokerage Services segment during the three months ended March 31, 2013, June 30, 2013, September 30, 2013 and December 31, 2013, respectively. Such amounts are recorded as contra-revenues by the Company Owned Real Estate Brokerage Services segment.

(b)	The three months ended March 31, 2013 includes $3 million related to the loss on early extinguishment of debt and $1 million of former parent legacy costs.
The three months ended June 30, 2013 includes $43 million related to the loss on early extinguishment of debt, $26 million related to the Phantom Value Plan and $4 million restructuring costs, partially offset by a net benefit of $2 million of former parent legacy items.
The three months ended September 30, 2013 includes $22 million related to the loss on early extinguishment of debt, $19 million related to the Phantom Value Plan and a net cost of $1 million of former parent legacy items.
The three months ended December 31, 2013 includes $2 million related to the Phantom Value Plan and a net benefit of $4 million of former parent legacy items.

Realogy Reports Financial Results for Full Year 2014                        12

Table 5a
REALOGY HOLDINGS CORP.
2014 EBITDA AND ADJUSTED EBITDA
(In millions)
A reconciliation of net income attributable to Realogy Group to EBITDA and Adjusted EBITDA for the twelve months ended December 31, 2014 is set forth in the following table:

	For the Year Ended December 31, 2014
Net income attributable to Realogy Group	$143
Income tax expense	87
Income before income taxes	230
Interest expense, net	267
Depreciation and amortization	190
EBITDA	687
Covenant calculation adjustments:
Restructuring costs (reversals) and former parent legacy costs (benefit), net (a)	(11)
Loss on the early extinguishment of debt	47
Pro forma effect of business optimization initiatives (b)	14
Non-cash charges (c)	30
Pro forma effect of acquisitions and new franchisees (d)	8
Incremental securitization interest costs (e)	4
Adjusted EBITDA	$779
Total senior secured net debt (f)	$2,242
Senior secured leverage ratio (g)	2.88	x
_______________

(a)	Consists of a net benefit of $1 million for the reversal of a restructuring reserve and a net benefit of $10 million for former parent legacy items.

(b)
Represents the twelve-month pro forma effect of business optimization initiatives including $9 million of transaction and integration costs incurred for the ZipRealty acquisition, $3 million related to business cost cutting initiatives and $2 million related to vendor renegotiations.

(c)
Represents the elimination of non-cash expenses, including $43 million of stock-based compensation expense less $12 million for the change in the allowance for doubtful accounts and notes reserves and $1 million of other items from January 1, 2014 through December 31, 2014.

(d)
Represents the estimated impact of acquisitions and new franchisees as if they had been acquired or signed on January 1, 2014. Franchisee sales activity is comprised of new franchise agreements as well as growth acquired by existing franchisees with our assistance. We have made a number of assumptions in calculating such estimates and there can be no assurance that we would have generated the projected levels of EBITDA had we owned the acquired entities or entered into the franchise contracts as of January 1, 2014.

(e)	Incremental borrowing costs incurred as a result of the securitization facilities refinancing for the twelve months ended December 31, 2014.

(f)
Represents total borrowings under the senior secured credit facility and borrowings secured by a first priority lien on our assets of $2,480 million plus $20 million of capital lease obligations less $258 million of readily available cash as of December 31, 2014. Pursuant to the terms of our senior secured credit facility, total senior secured net debt does not include the 9.00% First and a Half Lien Notes, other indebtedness secured by a lien on our assets that is pari passu or junior in priority to the 9.00% First and a Half Lien Notes, our securitization obligations or unsecured indebtedness, including the Unsecured Notes.

(g)
Realogy Group’s borrowings and outstanding letters of credit issued under the revolving credit facility did not exceed 25% of the revolving credit facility's borrowing capacity at December 31, 2014, and accordingly the covenant was not applicable.

Realogy Reports Financial Results for Full Year 2014                        13

Table 5b
REALOGY HOLDINGS CORP.
2013 EBITDA AND ADJUSTED EBITDA
(In millions)
A reconciliation of net income attributable to Realogy Group to EBITDA and Adjusted EBITDA for the year ended December 31, 2013 is set forth in the following table:

For the Year Ended December 31, 2013
Net income attributable to Realogy Group	$438
Income tax benefit	(242)
Income before income taxes	196
Interest expense, net	281
Depreciation and amortization	176
EBITDA	653
Covenant calculation adjustments:
Restructuring costs and former parent legacy costs (benefit), net (a)	—
Loss on the early extinguishment of debt	68
Pro forma cost savings for 2013 restructuring initiatives (b)	1
Pro forma effect of business optimization initiatives (c)	16
Non-cash charges (d)	39
Non-recurring fair value adjustments for purchase accounting (e)	1
Pro forma effect of acquisitions and new franchisees (f)	11
Fees for secondary equity offerings	2
Incremental securitization interest costs (g)	5
Adjusted EBITDA	$796
Total senior secured net debt (h)	$2,346
Senior secured leverage ratio (i)	2.95x
_______________

(a)	Consists of $4 million of restructuring costs offset by a benefit of $4 million of former parent legacy items.

(b)	Represents incremental costs incurred for the corporate headquarters that are not expected to recur in subsequent periods.

(c)
Represents the twelve-month pro forma effect of business optimization initiatives including $9 million related to business cost cutting initiatives, $2 million related to our Relocation Services integration costs, $3 million related to vendor renegotiations, and $2 million of other items.

(d)
Represents the elimination of non-cash expenses, including $61 million of stock-based compensation expense and $1 million of other items less $23 million for the change in the allowance for doubtful accounts and notes reserves from January 1, 2013 through December 31, 2013.

(e)	Reflects the adjustment for the negative impact of fair value adjustments for purchase accounting at the operating business segments primarily related to deferred rent.

(f)
Represents the estimated impact of acquisitions and new franchisees as if they had been acquired or signed on January 1, 2013. Franchisee sales activity is comprised of new franchise agreements as well as growth acquired by existing franchisees with our assistance. We have made a number of assumptions in calculating such estimate and there can be no assurance that we would have generated the projected levels of EBITDA had we owned the acquired entities or entered into the franchise contracts as of January 1, 2013.

(g)	Incremental borrowing costs incurred as a result of the securitization facilities refinancing for the twelve months ended December 31, 2013.

(h)
Represents total borrowings under the senior secured credit facility and borrowings secured by a first priority lien on our assets of $2,498 million plus $19 million of capital lease obligations less $171 million of readily available cash as of December 31, 2013. Pursuant to the terms of our senior secured credit facility, total senior secured net debt does not include the First and a Half Lien Notes, other indebtedness secured by a lien on our assets that is pari passu or junior in priority to the First and a Half Lien Notes, our securitization obligations or unsecured indebtedness, including the Unsecured Notes.

(i)
Realogy Group’s borrowings and outstanding letters of credit issued under the revolving credit facility did not exceed 25% of the revolving credit facility's borrowing capacity at December 31, 2013, and accordingly the covenant was not applicable.

Realogy Reports Financial Results for Full Year 2014                        14

Table 6
REALOGY HOLDINGS CORP.
EBITDA AND ADJUSTED EBITDA
THREE MONTHS ENDED DECEMBER 31
(In millions)
Set forth in the table below is a reconciliation of net income attributable to Realogy Group to Adjusted EBITDA for the three-month periods ended December 31, 2014 and 2013:

	Three Months Ended
	December 31, 2014	December 31, 2013
Net income attributable to Realogy	$21	$320
Income tax expense	(1)	(267)
Income before income taxes	20	53
Interest expense, net	70	51
Depreciation and amortization	50	46
EBITDA	140	150
Restructuring costs (reversals) and former parent legacy costs (benefit), net	(9)	(4)
Loss on the early extinguishment of debt	20	—
Pro forma effect of business optimization initiatives	5	1
Non-cash charges	8	2
Pro forma effect of acquisitions and new franchisees	2	1
Incremental securitization interest costs	1	1
Adjusted EBITDA	$167	$151

Realogy Reports Financial Results for Full Year 2014                        15

Table 7
REALOGY HOLDINGS CORP.
FREE CASH FLOW

A reconciliation of net income attributable to Realogy Holdings to free cash flow is set forth in the following table:

	For the Year Ended
	December 31, 2014		December 31, 2013
	($ in millions)	($ per share)	($ in millions)	($ per share)
Net income attributable to Realogy Holdings / Basic earnings per share	$143	$0.98	$438	$3.01
Income tax expense (benefit), net of payments	77	0.53	(258)	(1.77)
Interest expense, net	267	1.83	281	1.93
Cash interest payments	(249)	(1.71)	(312)	(2.15)
Depreciation and amortization	190	1.30	176	1.21
Capital expenditures	(71)	(0.49)	(62)	(0.43)
Restructuring costs and reversals and legacy payments	(15)	(0.10)	(11)	(0.08)
Cash payment related to Apollo management fee termination	—	—	(15)	(0.10)
Loss on the early extinguishment of debt	47	0.32	68	0.47
Working capital adjustments	(10)	(0.07)	70	0.48
Relocation assets, net of securitization	(12)	(0.08)	46	0.32
Free Cash Flow / Cash Earnings Per Share	$367	$2.51	$421	$2.89
Basic weighted average number of common shares outstanding (in millions)		146.0		145.4

Realogy Reports Financial Results for Full Year 2014                        16

Table 8

Non-GAAP Definitions
EBITDA is defined by us as net income (loss) before depreciation and amortization, interest expense, net (other than relocation services interest for securitization assets and securitization obligations) and income taxes. Adjusted EBITDA calculated for a twelve-month period is presented to demonstrate our compliance with the senior secured leverage ratio covenant in the senior secured credit facility. Adjusted EBITDA calculated for a twelve-month period corresponds to the definition of "EBITDA," calculated on a "pro forma basis," used in the senior secured credit facility to calculate the senior secured leverage ratio. Adjusted EBITDA includes adjustments to EBITDA for restructuring costs, former parent legacy cost (benefit) items, net, loss on the early extinguishment of debt, non-cash charges, non-recurring fair value adjustments for purchase accounting, fees for secondary equity offerings and incremental securitization interest costs, as well as pro forma cost savings for restructuring initiatives, the pro forma effect of business optimization initiatives and the pro forma effect of acquisitions and new franchisees, in each case calculated as of the beginning of the twelve-month period. Adjusted EBITDA calculated for a three-month period adjusts for the same items as for a twelve-month period, except that the pro forma effect of cost savings, business optimizations and acquisitions and new franchisees are calculated as of the beginning of the three-month period instead of the twelve-month period.
We present EBITDA and Adjusted EBITDA because we believe EBITDA and Adjusted EBITDA are useful as supplemental measures in evaluating the performance of our operating businesses and provide greater transparency into our results of operations. Our management, including our chief operating decision maker, uses EBITDA as a factor in evaluating the performance of our business. EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for net income or other statement of operations data prepared in accordance with GAAP.
We believe EBITDA facilitates company-to-company operating performance comparisons by backing out potential differences caused by variations in capital structures (affecting interest expense), taxation, the age and book depreciation of facilities (affecting relative depreciation expense) and the amortization of intangibles, which may vary for different companies for reasons unrelated to operating performance. We further believe that EBITDA is frequently used by securities analysts, investors and other interested parties in their evaluation of companies, many of which present an EBITDA measure when reporting their results.
EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider EBITDA or Adjusted EBITDA either in isolation or as substitutes for analyzing our results as reported under GAAP. Some of these limitations are:

•	these measures do not reflect changes in, or cash required for, our working capital needs;

•
these measures do not reflect our interest expense (except for interest related to our securitization obligations), or the cash requirements necessary to service interest or principal payments on our debt;

•	these measures do not reflect our income tax expense or the cash requirements to pay our taxes;

•	these measures do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often require replacement in the future, and these measures do not reflect any cash requirements for such replacements; and

•	other companies may calculate these measures differently so they may not be comparable.
In addition to the limitations described above, Adjusted EBITDA includes pro forma cost savings, the pro forma effect of business optimization initiatives and the pro forma full period effect of acquisitions and new franchisees. These adjustments may not reflect the actual cost savings or pro forma effect recognized in future periods.
Free Cash Flow is defined as net income (loss) attributable to Realogy before income tax expense (benefit), net of payments, interest expense, net, depreciation and amortization, capital expenditures, restructuring costs and former parent legacy costs (benefits), net of payments, loss on the early extinguishment of debt, working capital adjustments and relocation assets, net of change in securitization obligations. Cash Earnings Per Share is defined as Free Cash Flow divided by the weighted average basic shares outstanding. We use Free Cash Flow and Cash Earnings Per Share in our internal evaluation of operating effectiveness and decisions regarding the allocation of resources. Free Cash Flow and Cash Earnings Per Share are not defined by GAAP and should not be considered in isolation or as an alternative to net income (loss), net cash provided by (used in) operating, investing and financing activities or other financial data prepared in accordance with GAAP or as an indicator of the Company’s operating performance. Free Cash Flow and Cash Earnings Per Share may differ from similarly titled measures presented by other companies.